Exhibit 99.1

ENCORE MEDICAL REPORTS FIRST QUARTER RESULTS

RECORD SALES, IMPROVED MARGINS AND CONTINUED PROFITS HIGHLIGHT QUARTER

April 28, 2003, Austin, Texas – Encore Medical Corporation (NASDAQ: ENMC) today released its results for the first quarter of 2003. Encore reported record sales of $26.4 million for the first quarter compared to $19.3 million in the first quarter of 2002, an increase of 37 percent. Operating income increased 155 percent to $1.9 million for the first quarter of 2003 from $748,000 in the first quarter of 2002. Additionally, cash flow from operations doubled to $1.4 million for the first quarter of 2003 from approximately $700,000 in 2002. These results highlight Encore’s progress in building revenues, operating income and cash flow and continued expansion of its product offerings.

Net income improved to $42,000 in the first quarter of 2003 compared to net income of $35,000 in the first quarter of 2002, representing a 20 percent increase.

“We are quite pleased with the progress Encore achieved during the first quarter,” said Kenneth Davidson, Chief Executive Officer of Encore. “Our sales continue to rise and, more importantly, we are seeing improvements in our gross margin and operating income. Furthermore, we increased the size, breadth and strength of our Surgical Division sales force through the hiring of over 20 seasoned sales professionals. This has been, and will continue to be, a priority for us.”

“With a solid first quarter performance in the books, we remain confident in our ability to achieve sales for the full year 2003 of between $104 and $108 million, absent any future acquisitions, and in our capacity to attain operating income of between $9 and $10 million,” concluded Mr. Davidson.

The increase in total sales represents a 37 percent increase in sales from quarter to quarter. This increase is largely due to increased sales in the Chattanooga Group Division which was part of Encore during the related periods for an additional six weeks in 2003 as compared to 2002, and an increase in sales for the Surgical Division from $8.2 million to $8.5 million. The Chattanooga Group Division contributed sales of approximately $14.4 million, or 55 percent of total sales for the first quarter of 2003, with the Surgical and OSG Divisions contributing $8.5 million and $3.4 million, respectively.

For Encore’s newest division, Chattanooga Group, sales of $14.4 million during the first three months of 2003 compare to sales of $6.5 million for the seven week period of 2002 that the division was part of Encore. The $8.5 million in sales achieved by the Surgical Division corresponds to a 4 percent increase over first quarter sales in 2002. The Orthopedic Soft Goods Division’s sales during the first quarter of 2003 were $3.4 million compared to $4.7 million in 2002. This 28 percent decrease in 2003 is largely the result of the division’s customers temporarily decreasing their purchase orders due to inventory stability. This inventory stability is largely attributable to the improved service and promptness that they are seeing from Encore. This allows them to better assess inventory requirements in order to meet their customers’ needs. However, Encore has continued to see increased interest in its soft goods product lines and has been successful in making continued inroads into the hospital and distributor marketplaces for these goods.

Overall, gross margin increased by $3.2 million in the first quarter of 2003 to $12.9 million as compared to $9.7 million for the first quarter of 2002. As a percentage of sales, consolidated gross margin remained relatively consistent at 49.0% in 2003 versus 50.2% in 2002. On an individual basis, each division exhibited increases in its gross margin in 2003 over 2002. The Surgical Division increased it gross margin from 69.4 percent to 69.8 percent, the OSG Division increased from 32.8 percent to 34.7 percent, and the Chattanooga Group Division increased from 38.3 percent to 40.2 percent.

Encore Medical Corporation’s Annual Shareholder Meeting will take place on Tuesday, May 13, 2003 at 10:00 a.m. at the University Club, One West 54th Street, New York, New York. Please call 512-832-9500 with any questions.

Encore’s management will host a conference call at 2:30 p.m. Eastern Time, Tuesday, April 29th to discuss first quarter results. Interested parties may participate by linking to the webcast at: www.encoremed.com. Please login at least 15 minutes before the call to register, download and install any necessary audio software.

Encore Medical Corporation is a diversified orthopedic company that designs, manufactures, markets and distributes a broad range of high quality medical devices and related products for the orthopedic industry. Based in Austin, Texas, Encore offers a comprehensive suite of reconstructive joint products, trauma products and spinal implants, a complete line of orthopedic soft goods, patient safety devices, and pressure care products, and through its Chattanooga Group Division, is a leading manufacturer and distributor of orthopedic rehabilitation equipment in the United States. Both Encore and Chattanooga are known for producing high quality, innovative products and continue to develop new products to meet the needs of the orthopedic community. For more information, visit www.encoremed.com

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Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as quarterly fluctuations in operating results, the timely availability of new products, the impacts of competitive products and pricing, the ability to locate and integrate future acquisitions and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

Encore Medical Corporation

Financial Highlights

FOR THE QUARTER ENDED MARCH 29, 2003

(in thousands, except share and per share data)

	Quarter Ended
	3/29/03		3/30/02
	$	%	$	%
Sales	$26,392	100.0%	$19,308	100.0%

Cost of goods sold	13,448	51.0%	9,618	49.8%

Gross margin	12,944	49.0%	9,690	50.2%
Operating expenses
Research and development	1,133	4.3%	618	3.2%
Selling, general and administrative	9,906	37.5%	8,324	43.1%

Operating income	1,905	7.2%	748	3.9%

Interest income	29	0.1%	43	0.2%
Interest expense	(1,908)	(7.2%)	(817)	(4.2%)
Other income	76	0.3%	91	0.5%

Income before taxes	102	0.4%	65	0.4%

Provision for income taxes	60	0.2%	30	0.2%

Net income	$42	0.2%	$35	0.2%

Basic earnings per common share	$0.00		$0.00

Diluted earnings per common share	$0.00		$0.00

Basic weighted average number of shares outstanding	10,668		10,018

Diluted weighted average number of shares outstanding	26,663		25,755